EXHIBIT 99.1

Enterprise Products Partners L.P.

P.O. Box 4324

Houston, TX 77210

(713) 381-6500

Enterprise Announces Resignation of President and Chief Executive Officer; Interim President and Chief Executive Officer Named

Houston, Texas (June 4, 2007) –Enterprise Products Partners L.P. (NYSE:EPD) today announced that Robert G. Phillips has resigned as director, president and chief executive officer of its general partner, Enterprise Products GP, LLC, effective June 30, 2007.

In making this announcement, Dan L. Duncan, chairman of the board of directors of the general partner said, "I want to thank Bob Phillips for his leadership and contributions to Enterprise since the GulfTerra merger in September 2004. He was very important to the success of the merger and the subsequent integration of the two partnerships’ businesses and operations. We wish Bob the best in his future endeavors."

"I am pleased with the progress we made at Enterprise over the last three years and look forward to the next stage of my career," stated Mr. Phillips. "I value the strong management team I led at GulfTerra and most recently at Enterprise, and I am confident that I am leaving the partnership in good hands."

The board of directors of its general partner has unanimously elected Dr. Ralph S. Cunningham to serve as interim president and chief executive officer in addition to his role as a director of the general partner effective June 30, 2007. Dr. Cunningham has served as group executive vice president and chief operating officer of the general partner since December 2005 and has had a distinguished career in the refining and petrochemical industries. He retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995, and before then he held senior management positions at Huntsman Corporation, Texaco Chemical, Clark Oil & Refining and Tenneco. He previously served as a director of the general partner of

Enterprise Products Partners L.P. from 1998 until March 2005, and of EPCO, Inc. from 1987 to 1997. Additionally, Dr. Cunningham serves as a director on the boards of TETRA Technologies, Inc., EnCana Corporation, and Agrium, Inc.

Enterprise Products Partners L.P. is a publicly traded partnership that provides midstream energy services to producers and consumers of natural gas, natural gas liquids and crude oil in North America. Enterprise transports natural gas, NGLs and crude oil through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE), a publicly traded GP partnership. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations, (713) 381-3635

###